Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

Amended and Restated Certificate of Incorporation

OF

TWIST BIOSCIENCE CORPORATION

The undersigned, Emily Leproust, hereby certifies that:

1.            She is the duly elected and acting Chief Executive Officer of Twist Bioscience Corporation, a Delaware corporation (the “Corporation”).

2.            The name of the Corporation is Twist Bioscience Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 4, 2013. The Certificate of Incorporation was most recently amended and restated pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 2, 2018 (the “Amended and Restated Certificate of Incorporation”).

3.            Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment (“Certificate of Amendment”) amends and restates Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 210,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.00001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”).”

4.            Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends and restates Section 7.1 of Article VII of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“7.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

5.            This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 7th day of February, 2025.

TWIST BIOSCIENCE CORPORATION

By:	/s/ Emily Leproust
Emily Leproust
Chief Executive Officer